Consent of Independent Auditors



We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-8 No. 333-00000) pertaining to the Trump Hotels and Casino Resorts, Inc. 1995 Stock Incentive Plan, as amended and to the incorporation by reference therein of our report dated January 14, 2003, except for the last paragraph of Note 3 and Note 13, as to which the date is March 25, 2003, with respect to the consolidated financial statements and schedule of Trump Hotels and Casino Resorts, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2002, filed with the Securities and Exchange Commission.


                                                          /s/ Ernst & Young LLP


Philadelphia, Pennsylvania
January 8, 2004